Exhibit 10.31

SUMMARY OF MATERIAL MODIFICATIONS

TO THE SUMMARY PLAN DESCRIPTION FOR THE

HERITAGE OAKS BANCORP

EMPLOYEE STOCK OWNERSHIP PLAN

The Heritage Oaks Bancorp Employee Stock Ownership Plan has been amended.  Most of these amendments are to have the plan comply with the changes in the law made by the Economic Growth and Tax Relief Reconciliation Act of 2001.  The purpose of this Summary Of Material Modifications (SMM) is to provide you with required notice of the changes in the Plan.  It is important to remember that the Summary Plan Description (SPD) describing the plan, and this SMM, are summaries of the provisions contained in the official Plan document and that any conflicts between either the SPD or the SMM and the Plan document will be governed by the Plan document, including any Plan amendments.  Recent changes made to the Plan are as follows and are made effective January 1, 2002 unless stated otherwise:

1.                                       Internal Revenue Code section 415 Annual Addition Limit.  The limit on the total of employee and employer contributions made on behalf of an employee under all plans sponsored by an employer was changed from the lesser of $35,000 or 25% of compensation to the lesser of $40,000 or 100% of compensation.

2.                                       Compensation That May Be Taken Into Account Under the Plan.  The amount of annual compensation that can be taken into account for purposes of calculating all contributions under the plan and for performing all plan testing has been increased from $170,000 to $200,000.

3.                                       Top Heavy Changes.  The “top heavy” provisions of the plan provide that if the accrued benefits of key employees under all plans sponsored by the employer exceed 60% of all plan assets under the plans that minimum contributions must be made on behalf of all non-key employees.  The Heritage Oaks Bancorp plans are not top heavy.  The EGTRRA amendments:  (i) change the definition of key employee by raising the amount of compensation required to be considered a key employee, (ii) reduce the number of years one is required to look back in determining whether an employee is a key employee from 4 years to one year, (iii) require only distributions from the prior year (rather than the past five years) need to be taken into account in determining accrued benefits, and (iv) allow matching contributions to be taken into account to satisfy the minimum contribution requirements.